Exhibit 99.1

FOR IMMEDIATE RELEASE:                           CONTACT: Andrea J. Keller
July 20, 1998                                             Frederick Brewing Co.
                                                          301-694-7899, x120

                          Wild Goose Brewery Goes Nuts
                             Over New Seasonal Beer
             Wild Goose(TM) Nut Brown Ale Available August 17, 1998


FREDERICK, MD--Wild Goose Brewery announced today the return of its famous fall seasonal, Nut Brown Ale. First released in 1996, Wild Goose(TM) Nut Brown Ale is brewed in the classic London style--nutty-tasting, well-rounded and rich, with pale, amber and chocolate malts, and English Northdown hops and East Kent Goldings for a smooth finish. A true British "session ale" to be shared with friends.

Wild Goose(TM) Nut Brown Ale Specifications:
MALTS:                     Pale, Crystal, Amber, Chocolate, Carapils, Wheat
HOPS:                      Northdown, East Kent Goldings
BITTERNESS:                Low to Medium
COLOR:                     Medium brown
GRAVITY:                   12.5 Plato (1.050 O.G.)
ALCOHOL:                   5.2%


One of the East Coast's first microbreweries, Wild Goose Brewery, Inc. was founded in 1989. Since then, Wild Goose(TM) has been known for its traditional, hand-crafted, English-style ales, which are made with only the finest imported British malted barley and Ringwood yeast. Named one of the "Top 10 Breweries of the Year" by the 1997 World Beer Championships, Wild Goose(TM)'s award-winning, year-round styles include Wild

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Wild Goose Brewery Releases Nut Brown Ale
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Goose(TM) India Pale Ale, Wild Goose(TM) Amber, Wild Goose(TM) Porter and Wild
Goose(TM) Oatmeal Stout.

Founded in 1992 with the Blue Ridge brand of beers, Frederick Brewing Co. completed an initial public offering (IPO) in 1996. In March 1997, the company moved from a converted warehouse to a purpose-built, 57,000 square foot facility. In December 1997, FBC acquired two other microbreweries, Wild Goose Brewery and Brimstone Brewing Co., creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 31 states and the District of Columbia. FBC shares are traded under the NASDAQ symbol: BLUE.

Free public tours and tastings are held at Frederick Brewing Co.'s brewery every Saturday and Sunday at 1:30 p.m. Reservations are not required. Directions are available by calling the brewery at 888-258-7434, visiting the Frederick Brewing Co. website at http://www.fredbrew.com, or referring to the map on the bottom of a six-pack. Downloadable label artwork and brewery photographs are available at http://www.fredbrew.com/prphotos.

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